Exhibit 99

        Titan International, Inc. Reports Year-End 2003 Financial Results

     QUINCY, Ill.--(BUSINESS WIRE)--Feb. 27, 2004--Titan International, Inc.'s (NYSE: TWI) 2003 financial results demonstrated improvement year-over-year on a pre-tax basis. Titan reported net sales of $120.5 million for the fourth quarter and $491.7 million for the year ended December 31, 2003, up 11 percent from $108.6 million for fourth quarter and up 6.2 percent from $462.8 million for 2002. Titan recorded a loss before income taxes of $(6.2) million for the quarter and $(33.7) million for the year, compared to $(19.1) million and $(44.3) million in 2002. Diluted loss per share was $(.44) for the quarter and $(1.75) for 2003, versus $(.76) for the quarter and $(1.73) in 2002.
     "The operating results achieved in fourth quarter confirm that Titan is making progress toward our goals of profitability. We were pleased that Titan's orders surged beginning in December 2003, and continuing through first quarter 2004. With this increased demand in North America, Titan instituted price increases effective in January 2004. Although the percentages of these increases vary, raw material cost hikes are covered and margins should improve," stated Maurice Taylor Jr., Titan president and CEO.
     With the closing of the Walcott, Iowa, facility, the Quincy, Illinois, wheel facility has an expanded capacity of $220 million of output. This capacity and product range for agricultural and construction wheels surpasses any other wheel factory worldwide. Titan's tire facility in Des Moines, Iowa, is also increasing capacity to the $200 million range.
     "Titan has experienced a number of changes and we believe it is time for growth. Tough consolidations were executed during 2003, and as a result 2004 has demonstrated the strongest beginning we have seen since 1997. The volume of agricultural and construction segment back orders should result in a profitable first quarter of 2004. The weakening dollar is great medicine for the manufacturing sector," continued Taylor. "Titan Europe is in the final preparation stages to be listed on London's AIM Exchange. We expect this transaction to occur at the end of first quarter 2004."
     The Federal Racketeering (RICO) lawsuit filed in September 2000, by Titan against the United Steelworkers of America (USWA) is proceeding, as the company awaits the U.S. District Court's scheduling of dates for continuation of the discovery phase. The trial is expected to be scheduled for fall of 2005.
     Titan has listed certain assets for sale, including facilities in Greenwood, South Carolina, and Walcott, Iowa, and equipment in Natchez, Mississippi, and Brownsville, Texas. These assets represent $37.8 million of asset value. Discussions are currently underway regarding the sale of these assets. Additionally, Titan has been approached by an Asian company to consider a joint venture for tire manufacture. The money generated by the sale of these assets will be used to reduce Titan's debt.
     For additional financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations, see the company's Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2004.

     This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

     Titan is a global supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer applications (i.e. all terrain vehicles and trailers). Titan has manufacturing and distribution facilities worldwide.


                       Titan International, Inc.
           Consolidated Statements of Operations (Unaudited)
   For the three and twelve months ended December 31, 2003 and 2002

Amounts in thousands except earnings per share data.

                         Three Months Ended     Twelve Months Ended
                               December 31,            December 31,

                             2003       2002        2003        2002
                             ----       ----        ----        ----
Net sales                $120,469   $108,607    $491,672    $462,820
Cost of sales             112,529    108,915     461,969     433,079
                          -------    -------     -------     -------
  Gross profit (loss)       7,940       (308)     29,703      29,741

Selling, general &
administrative expenses    11,066      9,960      43,174      40,318
Research & development
 expenses                     727      1,069       2,749       3,509
                              ---      -----       -----       -----
  Loss from operations     (3,853)   (11,337)    (16,220)    (14,086)

Interest expense           (5,130)    (4,974)    (20,231)    (20,565)
Loss on investment              0     (2,782)     (2,707)    (12,376)
Other income (expense)      2,762        (18)      5,490       2,734
                            -----        ---       -----       -----
  Loss before income taxes (6,221)   (19,111)    (33,668)    (44,293)

Provision (benefit) for income
 taxes                      2,989     (3,380)      2,989      (8,416)
                            -----     ------       -----      ------

  Net loss                $(9,210)  $(15,731)   $(36,657)   $(35,877)
                          =======   ========    ========    ========
Loss per common share:
  Basic                     $(.44)     $(.76)     $(1.75)     $(1.73)
  Diluted                    (.44)      (.76)      (1.75)      (1.73)

Average common shares outstanding:
  Basic                    21,168     20,833      20,984      20,791
  Diluted                  21,168     20,833      20,984      20,791


Segment Information
 Revenues from external customers (Unaudited)
 Amounts in thousands

                        Three Months Ended        Twelve Months Ended
                           December 31,               December 31,
                         2003         2002        2003           2002
                         ----         ----        ----           ----
 Agricultural         $71,675      $66,241    $288,545       $278,266
 Earthmoving/
 Construction          42,129       34,421     169,087        144,725
 Consumer               6,665        7,945      34,040         39,829
                        -----        -----      ------         ------
   Total             $120,469     $108,607    $491,672       $462,820


Consolidated Condensed Balance Sheets (Unaudited)
 Amounts in thousands

                                       Dec. 31,         Dec. 31,
                                          2003             2002
                                          ----             ----
Assets
Current assets:
 Cash & cash equivalents                $6,556          $22,049
 Accounts receivable                    83,975           82,588
 Inventories                           112,496          109,142
 Assets held for sale                   37,775                0
 Other current assets                   46,144           40,790
                                        ------           ------
  Total current assets                 286,946          254,569

Property, plant & equipment, net       138,482          186,540
Restricted cash on deposit              51,039           26,803
Other noncurrent assets                 46,617           64,087
                                        ------           ------
  Total assets                        $523,084         $531,999
                                      ========         ========

Liabilities & stockholders' equity
Current liabilities:
 Short-term debt (including current
  portion of long-term debt)           $21,161          $10,615
 Accounts payable                       51,931           49,007
 Other current liabilities              29,883           24,684
                                        ------           ------
  Total current liabilities            102,975           84,306

Other long-term liabilities             59,756           54,547
Long-term debt                         248,397          249,119
Stockholders' equity                   111,956          144,027
                                       -------          -------
  Total liabilities & stockholders'
   equity                             $523,084         $531,999
                                      ========         ========


    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489